EXHIBIT 23.2


               CONSENT OF ERNST YOUNG LLP, INDEPENDENT AUDITORS


 We consent to the incorporation by reference in this Registration Statement on Form S-8, filed on or about August 17, 2004 and the Registration
 Statements on Form S-8 (File Nos. 333-69371 and 33-55920), which are considered to be amended by the August 17, 2004 Registration Statement, all of which pertain to the Employee Stock Purchase Plan of Carrington Laboratories, Inc., of our report dated February 28, 2003, except for Note Seven as to which the date is March 10, 2003, with respect to the consolidated financial statements and schedule as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 of Carrington Laboratories, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                    /s/Ernst & Young LLP

 Dallas, Texas
 August 11, 2004